UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2012

Performance Technologies,
Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-27460	16-1158413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Indigo Creek Drive Rochester, New York		14626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 256-0200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2012, Performance Technologies, Incorporated (the “Company”) entered into an indemnification agreement with each of its directors and officers, each an indemnitee.  A copy of the form of indemnification agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The following description is qualified in its entirety by reference to the form of indemnification agreement.

Subject to the terms and conditions set forth therein, the indemnification agreement provides that the Company will indemnify the indemnitee to the fullest extent permitted by law against any and all expenses, judgments, fines, excise and similar taxes, penalties, and amounts paid in settlement if the indemnitee was, is, or becomes a party to, or other participant in a proceeding (as defined in the agreement) or is threatened to be made a party to, or other participant in such a proceeding by reason of being an officer or director of the Company, such proceeding arising in whole or in part out of an indemnifiable event.  The indemnification agreement also provides for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances. In addition, the indemnification agreement governs various procedural matters related to indemnification.  In addition to the indemnification coverage provided by the indemnification agreement, the Company carries customary insurance coverage for its directors and officers.

The rights of each indemnitee are in addition to any other rights provided under the Company’s Amended and Restated By-laws, as they may be amended from time to time, and under Delaware law.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The information set forth in Item 1.01 of this report is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 — Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE TECHNOLOGIES, INCORPORATED

March 22, 2012	By /s/ John M. Slusser
John M. Slusser
President and Chief Executive Officer

March 22, 2012	By /s/ Dorrance W. Lamb
Dorrance W. Lamb
Senior Vice President and Chief Financial Officer